Exhibit 10.1

Ken Keymer

Revised Term Sheet for CEO Position

     Current Employment Agreement with AFC Enterprises, Inc. would be amended to add the following provisions:

•	Effective Date: September 1, 2005

•	Title: President and CEO

•	Term of Agreement: Initial term of two (2) years and four (4) months (i.e through fiscal 2007), then a one (1) year evergreen provision thereafter.

•	Base Salary: $500,000 (effective September 1, 2005) plus $15,000 flex perk allowance

•	Annual Bonus Potential: $500,000 (the annual increased bonus potential for 2005 will be prorated for the period of September 1, 2005 through end of fiscal 2005)

•	Stock Options: 50,000 options will be granted effective September 1, 2005 to vest over four (4) years (option price to be fair market value on date of grant)

•	Existing restricted stock grant to be revised to change vesting of unvested stock to be equal vesting over three years to be consistent with vesting dates of restricted stock grants given to Popeyes senior management

Provisions added to the Employment Agreement for the following matters:

•	Upon termination for any reason other than Cause, you would be entitled to:
1) a prorated bonus for that year, and
2) reimbursement for COBRA expenses for a period of the earlier of 18 months or when you receive comparable benefits from a new employer.

•	In the event of a Change In Control (“CIC”), you may terminate the agreement (and have it treated as a termination without Cause for severance purposes) if there is a material reduction or change in duties or responsibilities, or a material reduction or change in pay and benefits that is not part of an across the board reduction.

Approved:	/s/ Ken Keymer	By:	Frank J. Belatti, Chairman and Chief Executive Officer
	Ken Keymer		AFC Enterprises, Inc.

Date:	June 3, 2005	Date:	June 3, 2005